Exhibit 99.2

COMPANY: Mac-Gray Corporation (NYSE:TUC)

SUBJECT: Transcript of Webcast Conference Call Conducted at 11:00 a.m. (ET) on Monday, January 10, 2005

Operator:

Good day and welcome to Mac-Gray Corporation’s conference call.  Today’s call is being recorded and webcast.  With us today are Chairman and Chief Executive Officer, Stewart MacDonald, and Chief Financial Officer, Michael Shea.  At this time I would like to turn the call over to Mr. Shea.  Please go ahead sir.

Michael Shea:

Thank you, James.  Good morning and thank you everyone for taking the time to join us for this conference call on such short notice.  Before we begin today’s call I remind everyone that under the Private Securities Litigations Reform Act of 1995, the statements contained in this presentation which are not historical facts, such as those dealing with future financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the company’s control.  Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward-looking statements.

Such factors include, but are not limited to, those described in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements that may be made during today’s conference call.

I would also like to point out before we start that we will not be discussing our Q4 and year-end results on today’s call.  We intend to announce our results in late February, following our regular schedule.  Now let me turn the call over to Stewart.

Stewart MacDonald:

Thanks, Mike.  And thank you to everyone for joining us this morning.  This is a milestone day in Mac-Gray’s history.  As we announced in a news release distributed this morning, Mac-Gray has acquired the laundry facilities management business of Web Service Company in 13 states located in western and southern portions of the United States.  The acquired business consists of laundry facilities management contracts, related equipment, service fleets and other operating assets.  This was an all-cash transaction with a purchase price of $110 million.  The transaction is expected to generate approximately $67 million in incremental annual revenue and to be accretive this year.  Approximately 180 Web Service employees across 11 regional offices are expected to join Mac-Gray.

There are several reasons why we concluded that for Mac-Gray, acquiring these assets represents a superb strategic investment.

First of all, our criteria for any successful acquisition include long-term contracts; an outstanding reputation of the seller in the marketplace; high-quality, well-maintained equipment; and a fair value for the acquired cash flow.  On every count, this transaction works for us.

With this increased, virtually national footprint, our future growth can come from building density in the 11 new metropolitan markets we have acquired – as well as our continued efforts in the East.  We anticipate this growth will continue to come from both organic growth opportunities in all our markets and from regional acquisitions that may increase our density within particular markets.

Second, we have known the Bloomfield family, which owns and operates Web Service, for a very long time.  Their ethics, integrity, commitment to superior customer service and business philosophy mirror ours.  These two companies were the pioneers of this industry, and they have both evolved in much the same way.  In an industry where brand equity and reputation for quality are critical, Web Service is a highly respected name.  In fact, we intend to maintain the Web brand in all of the markets we acquired.

Third, we have had recent experience with Web Service’s employees and operations by virtue of acquiring their eastern U.S. portfolio a year ago.  The integration of that business, which consisted of assets and laundry facility contracts located in the eastern half of the United States, went very smoothly and was completed on schedule.  The fit of those assets, customers, and people with our organization has been excellent.  As anticipated, that acquisition was accretive for the first nine months of 2004.  We are equally confident in our ability to integrate these western and southern assets.

Fourth, this acquisition solidifies our leadership position in the important academic market.  We will be adding approximately 120 colleges to our extensive portfolio of college and university clients.

Fifth and finally, this acquisition presents Mac-Gray with substantial opportunities for incremental revenue growth, beyond the approximately $67 million we are adding with this acquisition:

•                  Approximately 5% of the accounts we have acquired today are card-operated, compared to our eastern base where the number is approximately 40%.  Our experience shows clearly that, for a variety of reasons, card-operated machines generate higher revenues.

•                  The acquired Web Service assets also provide a substantial platform to leverage our technology innovations, particularly our suite of Intelligent Laundry Solutions.

•                  And finally, we are gaining several cross-sell opportunities:  We expect to cross-sell our MicroFridge® product line into portions of the customer base we have just acquired in those 13 states.  And our MaytagDirect program should benefit as well.

All told, these factors provide the foundation for a very successful transaction.  We are excited to welcome to the Mac-Gray family our new team of Web Service employees.

And now let me turn the call back to Mike for a few comments before we take your questions.

Shea:

Thanks Stewart.  As we highlighted in this morning’s release, we funded the purchase with a new credit facility that included refinancing our existing bank debt and raising an additional $95 million, creating a total line of $200 million.  Following the acquisition, our total bank debt is now approximately $180 million.  We are extremely pleased with the bank syndicate that was put together by JPMorgan Chase Bank.  It includes them and eight other banks, five of which were in our last facility.  And, I might add, that we were very happy to see the level of interest that this deal generated on the banking side.  We feel that the response we received from the lending community is an important validation of our business model and our ability to pay down debt.

We recognize that this is a large financial undertaking for Mac-Gray and we considered several funding options.  We believe that the bank debt represented the most attractive financing, given the group of banks attracted to the deal, as well as the comparatively low cost of money at present and the fact that we are not diluting shareholders.  Our logic is supported by the annuity-like, predictable cash flow generated by our existing contracts and the projected cash flow from the book of business we are acquiring, as well as our recent experience in paying down debt well in advance of the terms proscribed.

You may recall that in January 2004, we increased our debt to over $90 million to fund the earlier Web acquisition.  In the eight and a half months that ended September 30th, we paid down the loan by more than $10 million, an amount well in excess of the required amortization.  It is with the same disciplined outlook that we were willing to add the financial leverage to our balance sheet necessary to complete this transaction.

On a separate subject, management has decided to begin providing annual guidance for Mac-Gray beginning in 2005.   We anticipate providing our initial guidance on our fourth-quarter and year-end conference call in late February.  Please stay tuned.

With that being said, we’d like to now open up the call to any questions you may have.  Operator.

Operator:

Thank you.  Today’s question and answer session will be conducted electronically.  If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch tone telephone.  If you are using a speaker phone, please make sure your speaker function is turned off.  Please limit yourself to one question and one follow-up question initially.  Then you may re-prompt for additional questions.  We’ll take as many questions as time permits.  Remember, press star one if you have a question.  We’ll pause for a minute while we assemble the queue.

We’ll take our first question today from Myron Kaplan.

Myron Kaplan:

Hi guys.  Congratulations.  It looks like a great deal.  What’s the top line revenue of the operations that you are acquiring and how will you establish a management structure?

Shea:

The revenue we are adding, Myron, is about $67 million, and the management is going to be centralized here in Cambridge, the same way we have been running our dozen or so regional operations.  So this will add about another 12 operating regions to our structure.  But it all will be operated out of Cambridge.

Kaplan:

And will you be open to adding machines in various regions?

MacDonald:

We intend to aggressively do so.  All of the existing Web employees presumably will be coming to Mac-Gray.  We have no geographic overlay in these regions, or had none prior to this morning.  All of their local management and all of their sales forces are intact.  All the people who have been responsible for these assets are joining us.  Our goal is to continue to use our sales and marketing capabilities to increase the organic growth rate in these new metropolitan markets just the way we have east of the Mississippi.

Kaplan:

Well it sounds very, very good.

MacDonald:

Thanks, Myron.

Operator:

We’ll take our next question from Rick Teller of Pemberton Research.

Rick Teller:

I’m wondering if you could characterize the competitive situation of Web Service, Inc. in these markets compared to your own.  How does their market share in these new markets compare to what you are used to in your markets, and how competitive are those new markets?  Thanks.

MacDonald:

Thanks for the question, Rick.  It is a good one.  The competitive situation is much the same in virtually every one of these markets.  Web is either first or second in terms of market share.  Having said that, there are small, local competitors in each of these metropolitan markets, as we have east of the Mississippi.  And we also have the large national player, of course, Coinmach, that is in many of these markets.  We will continue to compete against them every day just the way we have for years.  So it is not a dissimilar competitive environment at all.

Teller:

O.K. Thanks.

MacDonald:

Sure.

Operator:

We will now hear from Mark Cooper of Wells Capital:

Mark Cooper:

Thanks for taking the question.  It looks like purchase price is at quite a bit of a premium compared to what your own stock is trading at.  I’m wondering if you can help us understand what the cash flow multiple might be here?

Shea:

Sure.  Mark, this is Mike Shea.  We haven’t disclosed cash flow or EBITDA and the reason we haven’t in this press release and the reason we won’t be talking about it today is to comply with Regulation G, which would require reconciliation of GAAP to non-GAAP that we haven’t prepared for this press release.  But we will be releasing that and we will be discussing that in February.  But I will add that the multiple we paid is approximately what we paid in January.  So the deal matches, on a cash flow basis, pretty well with the January transaction.

Cooper:

The cost of the debt is approximately what?

Shea:

The cost of the debt is at prevailing rates.  We will now start to shop for and negotiate some interest rate protection contracts that will go out over most of the life of the debt.  Today’s rates, with the spread, are still in the area of five percent, so we will have what we consider to be some attractive interest rates going forward.

Cooper:

Thank you.

Operator:

This is a reminder to press star one if you have a question. We’ll move on to Troy Hottenstein at UBS:

Troy Hottenstein:

Hi guys.  Can you give me an outlook on what you think are going to be capital expenditures of Mac-Gray before this acquisition and what you think it will look like after you tack on these guys, too?

Shea:

Well, you have CAPEX through three quarters of 2004, the current fiscal, of approximately $15 million.  The acquired business will track similar to the existing business primarily because of the equipment that’s used – it’s primarily Maytag or Whirlpool – and the condition that Web has kept its equipment is of the highest standard, comparable to ours.  So we don’t expect anything significantly different as far as how CAPEX trends going forward.

Hottenstein:

O. K. Thanks, guys.

Operator:

As a reminder, press star one if you have a questions.  We have a question from Ephraim Fields of Clear Lake Management.

Ephraim Fields:

Hi.  Good morning.  Congratulations, guys.  One of the things that we have always found interesting about your company is how little cash taxes you pay, and I was wondering if, from a regulatory perspective, there have been any recent changes to the tax law that might impact your tax status.

Shea:

Well there has, in the sense that the bonus depreciation that was effective in 2001 has expired, so that some of the depreciation benefits that the company has been experiencing in the past couple of years will start to disappear in 2005.  We’ll get more specific on that point in February when we’ll do some cash flow projections.

Fields:

Terrific.  Thank you.

Operator:

If there are no further questions at this time, we’ll turn the conference over to Mr. MacDonald for any additional closing remarks.

MacDonald:

None, other than to thank you again for joining us this morning.  This concludes our call.